UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

HEMPAMERICANA, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State of incorporation of organization)

78 Reade St Suite 4FW

New York City, NY 10007 United States

 (Address of principal executive offices, including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered:	Name of each exchange of which each class is to be registered
Not Applicable	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A(c), check the following box. [   ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), check the following box. [X]

Securities Act registration statement file number to which this form relates: Form S-1; SEC File Number:  333-195097

Securities to be registered pursuant to Section 12(g) of the Act:

Common stock, par value of $0.001

(Title of Class)

ITEM 1. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED

The following description of the authorized capital stock of HempAmericana, Inc. (the Company) does not purport to be complete and is subject to and qualified in its entirety by its Articles of Incorporation, which is included as an exhibit to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission on April 7, 2014 (file no. 333-195097) and by the applicable provisions of Delaware Law.

DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of 1,000,000,000 shares of common stock, $0.001 par value per share (“Common Stock”). As of the date of the effectivness of our S-1 filing, July 10, 2014, we had 80,500,000 shares of Common Stock issued and outstanding.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

Preferred Stock

N/A

Options and Warrants

None.

Convertible Notes

None.

Dividend Policy

We have not paid any cash dividends to shareholders. The declaration of any future cash dividends is at the discretion of our board of directors and depends upon our earnings, if any, our capital requirements and financial position, general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

ITEM 2. EXHIBITS

The following Exhibits are incorporated herein by reference from the Registrant’s Form S-1 Registration Statement filed with the Securities and Exchange Commission, SEC File Number 333-195097 on April 7, 2014.

Exhibit No.	Document Description

3.1	Articles of Incorporation (1)

3.2	Bylaws (2)

(1) Incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on April 7, 2014

(2) Incorporated herein by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-1, filed with the SEC on April 7, 2014

SIGNATURES

In accordance with Section 12 of the Exchange Act of 1934, the Registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 18th day of August, 2014.

HEMPAMERICANA, INC.
(the “Registrant”)

BY:	/s/ Salvador Rosillo
Salvador Rosillo
President, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer, Treasurer, and Director